Press Release

Contact:	Jim Delamater
President & CEO
Northeast Bancorp

 Northeast Bancorp Announces Dividend Increase

 (Northeast Bancorp, AMEX - NBN, Auburn, Me 8/26/2003)

The Northeast Bancorp Board of Directors is pleased to announce that they have approved a 12.5% increase in their dividend which will be effective for the first quarter dividend of the period ended September 30, 2003. No dividend has yet been declared for this period. For a twelve month period, it is expected that this dividend will be $0.36 per share.

Jim Delamater, president & CEO commented, "Our company has paid a quarterly dividend since its inception as a public company and has regularly increased our dividend rate over the years. This increase is consistent with our overall goal of using our capital to support the growth and development of the company, to payout a fair portion to our shareholders in the form of dividends and to allow sufficient resources to support the buy-back of our shares, which further increases shareholder value."

Delamater added, "Our Company has developed an infrastructure that is able to deliver wide array of products and services with a goal of creating a high level of income diversity and increased earnings and acting in the best interest of the shareholders and the company.

Northeast Bank recently announced earnings for the year ended June 30, 2003 of $3,855,318 or $1.44 per diluted share and total assets of $467,743,965. Total number of shares outstanding is approximately 2.6 million and Book Value per share is $14.16.

The headquarters for Northeast Bancorp is located at 158 Court Street, Auburn, Maine. Northeast management encourages present and prospective shareholders to call Jim Delamater, President & CEO, if they desire to have additional information or, in general, wish to discuss the Company and/or its products, services or ongoing efforts to promote and develop shareholder value. Management also suggests that any person interested in utilizing the services of Northeast Bancorp and its subsidiaries or learning more about the company should access its web site at www.northeastbank.com ..